Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel,
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $3.4 million, up $2.0 million, from net income of $1.4 million for first quarter of 2020
●	Diluted earnings per share of $0.74, up $0.44, from $0.30 for first quarter of 2020
●	Gain on sales of loans of $1.8 million, up $0.7 million, from $1.1 million for first quarter of 2020
●	Net interest margin of 3.36%, down 40 basis points, from 3.76% for first quarter of 2020
●	Provision for loan losses of ($0.6) million, down $1.1 million, from $0.5 million for first quarter of 2020

Net Income Summary	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2021	2020
Net income	$3,418	1,385
Diluted earnings per share	0.74	0.30
Return on average assets (annualized)	1.49%	0.72%
Return on average equity (annualized)	13.38%	5.93%
Book value per share	$22.11	19.68

ROCHESTER, MINNESOTA, April 19, 2021 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $971 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $3.4 million for the first quarter of 2021, an increase of $2.0 million compared to net income of $1.4 million for the first quarter of 2020. Diluted earnings per share for the first quarter of 2021 was $0.74, an increase of $0.44 from diluted earnings per share of $0.30 for the first quarter of 2020. The increase in net income between the periods was primarily because of a $1.1 million decrease in the provision for loan losses due to an improvement in the credit quality of the loan portfolio, a $0.7 million increase in the gain on sales of loans due to the increase in mortgage loan originations and sales, a $0.4 million increase in net interest income due primarily to an increase in the earning assets, and a $0.5 million decrease in non-interest expenses primarily related to decreases in legal and compensation expenses. These increases in net income were partially offset by a $0.8 million increase in income tax expense as a result of the increase in pre-tax income between the periods.

President’s Statement

“We are pleased to report an increase in our mortgage loan origination activity and the related gain on sales of loans that we experienced as a result of the continued low interest rate environment,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We are also encouraged by the positive impact that the Small Business Administration (SBA) loan programs, as well as other economic stimulus actions implemented by the Federal Government, have had on our clients and the credit quality of our loan portfolio.”

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First Quarter Results

Net Interest Income

Net interest income was $7.4 million for the first quarter of 2021, an increase of $0.4 million, or 7.0%, compared to $7.0 million for the first quarter of 2020. Interest income was $7.9 million for the first quarter of 2021, an increase of $0.1 million, or 0.6%, from $7.8 million for the first quarter of 2020. Interest income increased primarily because of the $154.2 million increase in the average interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.56% for the first quarter of 2021, a decrease of 68 basis points from 4.24% for the first quarter of 2020. The decrease in the average yield is primarily related to the decrease in the yield earned on new loans and investments since the prime rate was reduced in the first quarter of 2020.

          Interest expense was $0.5 million for the first quarter of 2021, a decrease of $0.4 million, or 49.2%, compared to $0.9 million for the first quarter of 2020. Interest expense decreased despite the $147.0 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.22% for the first quarter of 2021, a decrease of 31 basis points from 0.53% for the first quarter of 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the federal funds rate in the first quarter of 2020. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2021 was 3.36%, a decrease of 40 basis points, compared to 3.76% for the first quarter of 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred in the first quarter of 2020.

         A summary of the Company’s net interest margin for the three-month periods ended March 31, 2021 and 2020 is as follows:

	For the three-month period ended
	March 31, 2021			March 31, 2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$164,518	498	1.23%	$103,269	501	1.95%
Loans held for sale	5,087	37	2.95	2,754	24	3.52
Mortgage loans, net	144,965	1,329	3.72	127,235	1,276	4.03
Commercial loans, net	437,881	5,372	4.98	409,781	5,097	5.00
Consumer loans, net	52,238	622	4.83	68,418	843	4.96
Other	93,225	31	0.13	32,254	103	1.28
Total interest-earning assets	897,914	7,889	3.56	743,711	7,844	4.24

Interest-bearing liabilities:
Checking accounts	154,277	44	0.12	103,294	30	0.12
Savings accounts	105,795	16	0.06	81,150	16	0.08
Money market accounts	223,563	129	0.23	190,497	293	0.62
Certificate accounts	99,801	264	1.07	123,770	553	1.80
Total interest-bearing liabilities	583,436			498,711
Non-interest checking	236,471			173,986
Other non-interest bearing liabilities	2,544			2,793
Total interest-bearing liabilities and non-interest bearing deposits	$822,451	453	0.22	$675,490	892	0.53
Net interest income		$7,436			$6,952
Net interest rate spread			3.34%			3.71%
Net interest margin			3.36%			3.76%

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Provision for Loan Losses

The provision for loan losses was ($0.6) million for the first quarter of 2021, a decrease of $1.1 million compared to $0.5 million for the first quarter of 2020. The provision for loan losses decreased between the periods primarily because of an improvement in the credit quality of the portfolio and a reduction in certain loan loss reserve percentages as a result of an internal analysis of the loan portfolio. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. At March 31, 2021, the Bank had $34.5 million of loans that had been granted loan accommodations in accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The accommodations granted included $29.2 million of loans that are required to make interest only payments for periods up to December 31, 2021 and $5.3 million of loans that had their loan amortization period increased. Of these loans, $2.3 million were classified but still accruing at March 31, 2021 and all of these loans were current with their agreed upon payments. The commercial credit area continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. This information is used to analyze the performance of these loans and to anticipate any potential issues that these loans may develop so that risk ratings may be appropriately adjusted in a timely manner. It is anticipated that most of the remaining borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the initial accommodation period. Other borrowers, particularly in the hospitality and restaurant industries, may need additional accommodations when their initial accommodation period ends as their operations may need more time to recover from the impact of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves decreased during the quarter as a result of a decrease in the required quantitative reserves due to an improvement in the risk ratings on certain commercial loans and a reduction in certain loan loss reserve percentages as a result of an internal analysis of the loan portfolio. No changes were made to the qualitative allowance for loan losses related to the disruption in business activity as a result of the COVID-19 pandemic during the quarter. Despite the progress made in the vaccination of the general public during the first quarter of 2021, it was determined that significant economic risks related to the pandemic continued to exist and more time was needed to prudently evaluate the impact that these risks would have on our loan portfolio. Total non-performing assets were $3.2 million at March 31, 2021, a decrease of $0.1 million, or 3.9%, from $3.3 million at December 31, 2020. Non-performing loans decreased $0.1 million and foreclosed and repossessed assets remained the same during the first quarter of 2021.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2021 and 2020 is as follows:

(Dollars in thousands)	2021	2020
Balance at January 1,	$10,699	8,564
Provision	(576)	460
Charge offs:
Consumer	(31)	(12)
Recoveries	40	24
Balance at March 31,	$10,132	9,036

Allocated to:
General allowance	$9,927	8,389
Specific allowance	205	647
	$10,132	9,036

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The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2021	2020
Non‑performing loans:
Single family	$497	$502
Commercial real estate	1,408	1,484
Consumer	612	689
Commercial	8	9
Total	2,525	2,684

Foreclosed and repossessed assets:
Commercial real estate	$636	636
Consumer	30	0
	666	636
Total non‑performing assets	$3,191	$3,320
Total as a percentage of total assets	0.33%	0.37%
Total as a percentage of total loans receivable, net	0.39%	0.42%
Allowance for loan losses to non-performing loans	401.37%	398.72%

Delinquency data:
Delinquencies (1)
30+ days	$1,147	$995
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.17%	0.15%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

Non-Interest Income and Expense

     Non-interest income was $3.3 million for the first quarter of 2021, an increase of $0.8 million, or 31.7%, from $2.5 million for the first quarter of 2020. Gain on sales of loans increased $0.7 million between the periods primarily because of an increase in single family loan originations and sales. Loan servicing fees increased $0.1 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. Other non-interest income increased $0.1 million due primarily to an increase in the gains realized on equity securities between the periods. Fees and service charges increased slightly between the periods due primarily to an increase in debit card income.

     Non-interest expense was $6.5 million for the first quarter of 2021, a decrease of $0.5 million, or 7.5%, from $7.0 million for the first quarter of 2020. Professional services expense decreased $0.3 million between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Compensation and benefits expense decreased $0.2 million primarily because of an increase in the direct loan origination compensation costs that were deferred as a result of the increased mortgage loan production between the periods. Other non-interest expense decreased slightly due primarily to a decrease in advertising expense between the periods. Occupancy and equipment expense decreased slightly between the periods due to a decrease in building expenses as a result of having more employees working remotely in the first quarter of 2021. These decreases in non-interest expense were partially offset by a slight increase in data processing expenses between the periods due to an increase in internet and mobile banking costs.

     Income tax expense was $1.4 million for the first quarter of 2021, an increase of $0.8 million from $0.6 million for the first quarter of 2020. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

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Paycheck Protection Program

The Bank actively participated in helping businesses that were negatively impacted by COVID-19 that applied for forgivable loans under the Paycheck Protection Program (PPP) as part of the CARES Act. The CARES Act, which was signed into law on March 27, 2020, allocated $349 billion in funding to help small businesses that were negatively impacted by the COVID-19 pandemic. The Bank had the following activity related to the first round of the PPP program during 2020 and through March 31, 2021:

Dollars in thousands	Number of Loans	Amount	Net Deferred Fees
Originated	413	$53,153	$1,837
Repaid	(130)	(19,484)	-
Net deferred fees recognized	-	-	(1,097)
Balance, December 31, 2020	283	$33,669	$740
Repaid	(243)	(21,419)	-
Net deferred fees recognized	-	-	(597)
Balance, March 31, 2021	40	$12,250	$143

The Bank continues to submit applications for forgiveness on the PPP loans that were outstanding at March 31, 2021 and it is anticipated that the majority of the remaining loans will be forgiven by the SBA. The remaining net deferred fees will be recognized into income over the remaining lives of the loans.

The Consolidated Appropriations Act of 2021, which was signed into law on December 27, 2020, allocated $284 billion to the SBA to fund a second round of the PPP and extended the application period for the program to March 31, 2021. The application period was later extended to May 31, 2021. The Bank is actively participating in the second round of the program and began submitting applications for borrowers on January 15, 2021 when the application window opened. The program was adjusted for the second round to allow applications from both first time borrowers and those that obtained loans during the first round of the program. The revised program, among other things, requires that borrowers demonstrate or certify that they experienced a 25% or greater reduction in gross receipts from a quarter in 2020 compared to the same quarter in 2019 and certify that current economic uncertainty makes the loan request necessary to support their ongoing operations. The Bank had the following activity related to the second round of the PPP program through March 31, 2021:

Dollars in thousands	Number of Loans	Amount	Net Deferred Fees
Originated	416	$26,798	$1,476
Repaid	-	-	-
Net deferred fees recognized	-	-	(29)
Balance, March 31, 2021	416	$26,798	$1,447

Return on Assets and Equity

         Return on average assets (annualized) for the first quarter of 2021 was 1.49%, compared to 0.72% for the first quarter of 2020. Return on average equity (annualized) was 13.38% for the first quarter of 2021, compared to 5.93% for the first quarter of 2020. Book value per common share at March 31, 2021 was $22.11, compared to $19.68 at March 31, 2020.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

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Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “project,” “continue,” “may,” “will,” “would,” “could,” “should,” and “trend,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality, maintaining net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; the anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, deposit balances, and the allowance for loan losses; the anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic, including the forgiveness of PPP loans; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank (FRB) in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the FRB; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2021	2020
	(unaudited)
Assets
Cash and cash equivalents	$115,391	86,269
Securities available for sale:
Mortgage-backed and related securities (amortized cost $133,434 and $99,821)	133,505	101,464
Other marketable securities (amortized cost $45,786 and $46,491)	45,773	46,626
	179,278	148,090

Loans held for sale	7,256	6,186
Loans receivable, net	641,787	642,630
Accrued interest receivable	2,374	3,102
Mortgage servicing rights, net	3,114	3,043
Premises and equipment, net	9,945	10,133
Goodwill	802	802
Core deposit intangible	32	57
Prepaid expenses and other assets	8,819	7,241
Deferred tax asset, net	2,507	2,027
Total assets	$971,305	909,580

Liabilities and Stockholders’ Equity
Deposits	$855,478	795,204
Accrued interest payable	145	140
Customer escrows	2,971	1,998
Accrued expenses and other liabilities	7,647	8,986
Total liabilities	866,241	806,328
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,405	40,480
Retained earnings, subject to certain restrictions	121,267	117,849
Accumulated other comprehensive income	41	1,282
Unearned employee stock ownership plan shares	(1,401)	(1,450)
Treasury stock, at cost 4,377,829 and 4,359,552 shares	(55,339)	(55,000)
Total stockholders’ equity	105,064	103,252
Total liabilities and stockholders’ equity	$971,305	909,580

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2021	2020
Interest income:
Loans receivable	$7,360	7,240
Securities available for sale:
Mortgage-backed and related	391	289
Other marketable	107	212
Other	31	103
Total interest income	7,889	7,844

Interest expense:
Deposits	453	892
Total interest expense	453	892
Net interest income	7,436	6,952
Provision for loan losses	(576)	460
Net interest income after provision for loan losses	8,012	6,492

Non-interest income:
Fees and service charges	739	714
Loan servicing fees	395	332
Gain on sales of loans	1,773	1,134
Other	348	291
Total non-interest income	3,255	2,471

Non-interest expense:
Compensation and benefits	3,821	4,047
Occupancy and equipment	1,107	1,123
Data processing	347	308
Professional services	203	487
Other	1,001	1,036
Total non-interest expense	6,479	7,001
Income before income tax expense	4,788	1,962
Income tax expense	1,370	577
Net income	3,418	1,385
Other comprehensive (loss) income, net of tax	(1,241)	1,275
Comprehensive income available to common shareholders	$2,177	2,660
Basic earnings per share	$0.75	0.30
Diluted earnings per share	$0.74	0.30

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2021	2020
I. OPERATING DATA:
Interest income	$7,889	7,844
Interest expense	453	892
Net interest income	7,436	6,952

II. AVERAGE BALANCES:
Assets (1)	932,771	777,564
Loans receivable, net	635,084	605,434
Securities available for sale (1)	164,518	103,269
Interest-earning assets (1)	897,914	743,711
Interest-bearing liabilities and non-interest bearing deposits	822,451	675,490
Equity (1)	103,617	93,881

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.49%	0.72%
Interest rate spread information:
Average during period	3.34	3.71
End of period	3.27	3.65
Net interest margin	3.36	3.76
Ratio of operating expense to average total assets (annualized)	2.82	3.62
Return on average common equity (annualized)	13.38	5.93
Efficiency	60.60	74.29

	March 31,	December 31,	March 31,
	2021	2020	2020
IV. EMPLOYEE DATA:
Number of full time equivalent employees	163	172	180

V. ASSET QUALITY:
Total non-performing assets	$3,191	3,320	2,595
Non-performing assets to total assets	0.33%	0.37%	0.33%
Non-performing loans to total loans receivable, net	0.39	0.42	0.31
Allowance for loan losses	$10,132	10,699	9,036
Allowance for loan losses to total assets	1.04%	1.18%	1.15%
Allowance for loan losses to total loans receivable, net	1.58	1.66	1.46
Allowance for loan losses to non-performing loans	401.37	398.72	472.54

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$22.11	21.65	19.68

	Three Months Ended Mar 31, 2021	Year Ended Dec 31, 2020	Three Months Ended Mar 31, 2020
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	10.82%	11.35%	12.12%
Average stockholders’ equity to average assets (1)	11.11	11.43	12.07
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	109.18	109.66	110.10
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.98	13.62	13.22
Tier 1 capital leverage ratio	10.00	9.85	10.97
Tier 1 capital ratio	13.98	13.62	13.22
Risk-based capital	15.23	14.87	14.47

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
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